EXHIBIT 4(A)

                        STEWARDSHIP FINANCIAL CORPORATION

                           DIVIDEND REINVESTMENT PLAN

1. THE COMPANY

          Stewardship Financial Corporation (the "Company") was organized in January, 1995 as a business corporation under the laws of the State of New Jersey by the Board of Directors of Atlantic Stewardship Bank (the "Bank"). The Bank is a wholly owned banking subsidiary of the Company. The Bank is a New Jersey state chartered commercial bank formed in 1985. The Bank incorporates a provision in its bylaws for tithing ten percent (10%) of its pretax profits to Christian charities. The offices of the Company and the Bank are located at 630 Godwin Avenue, Midland Park, New Jersey 07432-1405.

          The Company publishes annual and quarterly reports and proxy statements which are made available to its shareholders. All such reports are hereby incorporated by reference into the description of the Company in this Dividend Reinvestment Plan (the "Plan"). The Company will provide, without charge, to each person to whom a copy of this Plan is delivered, on the oral or written request of any such person, a copy of any or all of the foregoing documents. Written requests for such copies should be directed to Stewardship Financial Corp., 630 Godwin Avenue, Midland Park, New Jersey 07432, Attention: Corporate Services, and oral requests may be made by calling 201-444-7100.

2. THE PLAN

          The Plan described in this brochure offers you the opportunity to increase your investment in the Company with no brokerage commissions or administrative fees of any kind. The Plan permits you to use your cash dividends to purchase additional whole and fractional shares of the Company's common stock (the "Common Stock"). The Plan is administered by a committee of the Company's Board of Directors (the "Committee").

3. INVESTMENT CONSIDERATIONS

          The purchase price for Common Stock purchased under the Plan is based upon the market price of the Common Stock. The Company is not traded on any established exchange or on the NASDAQ system, and is very thinly traded. Therefore, the


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     price established pursuant to the terms of the Plan may not provide a true reflection of the value of the Common Stock. In addition, even though the purchase price provides for a discount from the market price, no assurance can be given that shareholders will be able to resell the shares purchased through the Plan at a profit due to, among other things, changing conditions and the absence of an established trading market. In addition, because there is no established trading market, the Common Stock may be an illiquid investment and may not be appropriate for parties who may have a need to quickly dispose of shares of the Common Stock.

          Any corporate or partnership shareholder whose purchases under this Plan increase its holdings of Common Stock to 5% or more of the Company's then outstanding shares will need prior Federal Reserve Board approval to purchase their shares. Any subscriber (whether or not a corporation or partnership) whose stock purchase would increase his or its holdings of Common Stock to 10% or more of the Company's then outstanding shares will need prior Federal Reserve Board and New Jersey Department of Banking and Insurance approval to purchase such shares.

          Shares of Common Stock purchased under the Plan are NOT deposit accounts of the Bank and are NOT insured by the Federal Deposit Insurance Corporation or any other governmental organization. Shares of Common Stock are subject to market risk and possible loss of investment.

4. DIVIDEND REINVESTMENT

          The Plan permits you to invest your Company cash dividends in additional shares of the Common Stock. Instead of sending your regular dividend check to you, the Company will use your dividend to purchase whole and fractional shares of Common Stock and credit them to your account. Dividends on the shares credited to your account under the Plan will also be reinvested for you, thereby compounding your investment. All shares purchased pursuant to the Plan will be purchased directly from the Company and will be issued by the Company out of its legally authorized but unissued shares of Common Stock.

          The purchase price for shares of Common Stock purchased through the Plan will be 95% of the average price of shares of the Company sold in the open market in the 10 day period preceding the dividend payment date.

5. COST TO YOU

          The Company will pay all brokerage commissions and administrative fees connected with your participation in the Plan.


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6. ACCOUNT STATEMENTS

          You will receive an account statement from the Company each time that shares are purchased for you under the Plan. The statement will show the total number of whole and fractional shares in your account to date, as well as the amount of the most recent dividend, the number of shares purchased and the price per share. The price is the average price of all shares purchased under the Plan in connection with a given dividend. You should retain all account statements for your personal accounting and record keeping purchases.

7. ELIGIBILITY

          All shareholders of record of Common Stock are eligible to participate in the Plan and may do so by completing an Authorization Card.

8. ENROLLMENT

          To enroll in the Plan, just complete the enclosed authorization card and return it to the Committee in the enclosed envelope. If your signed authorization card is received at least 15 days before a dividend payment date, the Plan will go into effect for you with that dividend. Otherwise, your participation will be deferred until the next dividend. Your participation in the Plan will apply to all shares that are registered to you at time of enrollment, plus all shares that you acquire while your authorization remains in effect. If you sell all of your shares for which you have a certificate, but your participation in the Plan is not terminated, dividends on the shares held in your account under the Plan will continue to be reinvested.

9. TAXATION OF DIVIDENDS

          YOU WILL BE TAXED ON THE DIVIDENDS THAT ARE REINVESTED ON YOUR BEHALF, JUST THE SAME AS YOU WOULD HAVE BEEN IF THEY HAD BEEN PAID DIRECTLY TO YOU. In addition, the amount of any administrative fees paid for you by the Company in connection with the purchase of shares will be taxed as a dividend to you. At year-end, the Company will send all applicable tax information to you and to the Internal Revenue Service. If you have any remaining tax questions, you should consult your personal tax advisor.

10. CERTIFICATES

          Shares purchased for your account under the Plan will normally be held by the Company, without charge. If you wish, however, a certificate or certificates for whole shares credited to


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     your account will be delivered to you upon your written request to the
     Company.

11. VOTING OF SHARES

          You will be given the right to vote any whole shares (but not fractional shares) held for you under the Plan on the record date for a vote. Shares for which no voting directions are received will not be voted.

12. FRACTIONAL SHARES

          While you are a participant in the Plan, the entire amount of your dividend will be used to purchase shares of Common Stock. If the amount is not equal to an exact number of whole shares, your account will be credited with a fractional share (calculated to four decimal places). A fractional share will earn dividends for you, in proportion to the size of the fraction just as full shares do.

13. WITHDRAWAL FROM THE PLAN

          You may terminate your participation in the Plan at any time and for any reason. To withdraw from the Plan, simply give written notice to the Committee at least 15 days before a dividend payment date. Upon termination, you will receive a certificate for the number of whole shares credited to your account under the Plan, plus a check for any fraction of a share, valued at the then current market price of the Common Stock.

14. QUESTIONS AND CORRESPONDENCE

          Please direct all questions and correspondence regarding the Plan to:

                           Stewardship Financial Corp.
                              Dividend Reinvestment
                                 Plan Committee
                                630 Godwin Avenue
                             Midland Park, NJ 07432

15. TERMS AND CONDITIONS

          (a) PARTICIPATION; AGENT: The Stewardship Financial Corp. Dividend Reinvestment Plan ("Plan") is available to shareholders of record of the Common Stock of the Company. The Committee, acting as agent for each participant in the Plan, will apply cash dividends which become payable to such participant on shares of Common Stock (including shares held in the participant's name and shares accumulated under the


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     Plan), to the purchase of additional whole and fractional shares of stock for such participant.

          (b) PRICE; STOCK PURCHASES: The purchase price for shares of common stock purchased under this Plan shall be 95% of the average price of shares of Common Stock sold in the open market for the ten (10) day period preceding the dividend payment date. In making purchases for the accounts of participants, the Committee may commingle the funds of one participant with those of other participants in the Plan. In the case of each purchase, the price per share for each participant's account shall be deemed to be the average price of all shares purchased with the funds available from that dividend. Purchases will be made directly from the Company. The Committee shall have no responsibility with respect to the market value of Common Stock acquired for participants under the Plan.

          (c) ACCOUNT STATEMENTS: Following each purchase of shares, the Company will mail to each participant an account statement showing the cash dividends, the number of shares purchased, the price per share, and the participant's total shares accumulated under the Plan.

          (d) EXPENSES: There will be no expenses to participants for the administration of the Plan. Administrative fees associated with the Plan, if any, will be paid by the Company.

          (e) TAXATION OF DIVIDENDS: The reinvestment of dividends does not relieve the participant of any taxes which may be payable on such dividends. Dividends paid on accumulated shares, will be included in an annual information return filed with the Internal Revenue Service. A copy of the return will be sent to the participant, or the information included in the return will be shown on the participant's final account statement for the year.

          (f) STOCK CERTIFICATES: No share certificates will be issued to a participant unless the participant so requests or until the participant's account is terminated. Such requests must be made in writing to the Corporate Services Division.

          (g) VOTING OF SHARES: In connection with any matter requiring the vote of shareholders of the Company, Plan participants shall be entitled to vote all whole shares held in the Plan. Fractional shares will not be voted.

          (h) TERMINATION OF PARTICIPATION. A participant may terminate participation in the Plan at any time by written instructions to the Committee. To be effective on a dividend payment date, the Notice of Termination must be received by the Committee at least 15 days before that dividend payment


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     date. Upon receipt of Notice of Termination from the participant, the
     Committee will send to the participant a certificate for all whole shares in the participant's account. Fractional shares credited to the terminated account will be paid in cash at the then prevailing market rate. The Committee may also terminate any participant's account at any time in its discretion by notice in writing mailed to the participant.

          (i) STOCK DIVIDENDS, STOCK SPLITS, RIGHTS: Any stock dividends or stock splits on Common Stock applicable to shares belonging to a participant under the Plan, whether held in the participant's account or in the participant's own name, will be credited to the participant's account. In the event the Company makes available to its shareholders rights to purchase additional shares or securities, participants under the Plan will receive a subscription warrant for all such rights directly from the Company.

          (j) LIMITATION OF LIABILITY: Neither the Company, the Committee, nor any party serving on the Committee, shall have any responsibility beyond the exercise of ordinary care for any action taken or omitted pursuant to this agreement; nor shall they have any duties, responsibilities or liabilities except as are expressly set forth herein; nor shall they be liable for any act done in good faith or for any good faith omission to act; nor shall they have any liability in connection with an inability to purchase shares or with respect to the timing or the price of any purchase.

          (k) AMENDMENT OF PLAN: This agreement may be amended, supplemented or terminated by the Company or the Committee at any time by the delivery of written notice to each participant at least 30 days prior to the effective date of the amendment, supplement or termination. Any amendment or supplement shall be deemed to be accepted by the participant unless, prior to its effective date, the Committee receives written Notice of Termination of the participant's account.

          (l) GOVERNING LAW: This agreement and the authorization card signed by the participant (which is deemed a part of this agreement) and the participant's account shall be governed by and construed in accordance with the laws of the State of New Jersey. This agreement cannot be changed orally.


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